Exhibit 23.1

12 Greenway Plaza, Suite 1202
Houston, Texas 77046-1289
Phone 713-561-6500
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Web www.uhy-us.com

CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use by incorporation by reference in this Registration Statement on Amendment No. 1 of Form S-4 of Allis-Chalmers Energy Inc. of our report dated March 21, 2006, with respect to the consolidated financial statements of Allis-Chalmers Energy Inc. as of December 31, 2005 and 2004 and for the years then ended. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
December 15, 2006

An Independent Member of Urbach Hacker Young International Limited